Exhibit 10.17

RESTRICTED STOCK UNIT AGREEMENT

FOR EMPLOYEES AND DIRECTORS UNDER THE

CIRCOR INTERNATIONAL, INC. (the “Company”)

1999 STOCK OPTION AND INCENTIVE PLAN (the “Plan”)

Name of Awardee: A. William Higgins

No. of Restricted Stock Units: 30,735

Award Date: May 6, 2008

Awardee, who currently serves as the President and Chief Executive Officer of the Company, is the lone remaining active employee participant in the Company’s Supplemental Executive Retirement Plan (“SERP”). The Company wishes to terminate the SERP. The Company’s Compensation Committee (the “Committee”) has proposed, and the Awardee has accepted the Compensation Committee’s proposal, that Awardee receive this special award of Restricted Stock Units (“RSUs”) in lieu of any benefits under the SERP.

Accordingly, in consideration of the covenants of the Awardee set forth in this Agreement (and, in particular, the covenants set forth in Section 8 below), the Company hereby grants to Awardee an award (the “Award”) of RSUs subject to the terms and conditions set forth herein and in the Plan.

1.    Vesting Schedule. No portion of this Award may be received until such portion shall have vested. Except as otherwise set forth in this Agreement or in the Plan, the RSUs will vest, subject to employment with the Company, as follows:

Number of Restricted Stock Units	Vesting Date
(4,610)	May 6, 2008
(2,009)	May 6, 2009
(2,010)	May 6, 2010
(2,010)	May 6, 2011
(2,009)	May 6, 2012
(2,010)	May 6, 2013
(2,010)	May 6, 2014
(2,009)	May 6, 2015
(2,010)	May 6, 2016
(2,010)	May 6, 2017
(2,009)	May 6, 2018
(2,010)	May 6, 2019
(2,010)	May 6, 2020
(2,009)	May 6, 2021

In the event of a Covered Transaction as defined in Section 3(c) of the Plan, this Award shall become immediately vested whether or not this Award or any portion thereof is vested at such time.

2.	Deferral of Award.

(a) Each vested RSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the vesting date for such RSU; provided, however, that with respect to any RSU that vests in 2008, the settlement in Stock will occur in January, 2009.

(b) Shares of Stock underlying the RSUs shall be issued and delivered to Awardee in accordance with paragraph (a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.

(c) Until such time as shares of Stock have been issued to Awardee pursuant to paragraph (b) above, and except as set forth in paragraph (d) below regarding dividends and dividend equivalents, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.

(d) Until such time as RSUs have vested pursuant to the terms hereof, dividend equivalents shall be accrued with respect to each share of Stock underlying the RSUs such that, upon vesting of such RSUs, all dividend equivalents so accrued (without interest) shall be paid in cash to Awardee.

3.     Termination of Employment or Other Business Relationship. If Awardee’s employment by or other business relationship with the Company or a Subsidiary (as defined in the Plan) is terminated for any reason (whether with or without cause or due to death or disability of Awardee), Awardee’s right in any RSUs that are not vested shall automatically terminate upon the effective date of such termination of employment or other business relationship with the Company and its Subsidiaries and such RSUs shall be cancelled as provided within the terms of the Plan and shall be of no further force and effect. In the event of such termination, the Company, as soon as practicable following the effective date of termination shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor in the event of Awardee’s death) with respect to any RSUs which, as of the effective date of termination, have vested but for which shares of Stock had not yet been issued to Awardee.

4.     Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.     Transferability. This Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee’s lifetime, only to Awardee, and thereafter, only to Awardee’s designated beneficiary.

6.     Tax Withholding. Awardee shall, not later than the date as of which the Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Awardee may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due.

7.     Termination of Benefits under the SERP. Awardee hereby voluntarily relinquishes all accumulated and future rights and benefits under the SERP and forever releases and discharges the Company from and against any and all claims under the SERP.

8.     Effect of Employment or Change of Control Agreement. If Awardee is a party to an employment or change of control agreement with the Company and any provisions set forth in such employment or change of control agreement conflict with the provisions set forth in this Restricted Stock Unit Award Agreement, the provisions set forth in such employment or change of control agreement shall override such conflicting provisions set forth herein.

9.	Miscellaneous.

(a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b) This Award does not confer upon Awardee any rights with respect to continuance of employment by the Company or any Subsidiary.

(c) Pursuant to Section 14 of the Plan, the Committee may at any time amend or cancel any outstanding portion of this Award, but no such action may be taken which adversely affects Awardee’s rights under this Agreement without Awardee’s consent.

CIRCOR INTERNATIONAL, INC.

By:	/s/ David A. Bloss Sr.
David A. Bloss Sr.
Title:	Chairman

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Date: May 6, 2008	By:	/s/ A. William Higgins
	Name:	A. William Higgins
Address:

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